LICENSING AND COLLABORATION AGREEMENT

This Agreement is made and entered into between :

A.  Mr Anastasios Kotsiras, a Greek citizen, residing in Greece, who shall be referred to, in this Agreement, as "Licensor".

B. 3d Pioneer Systems, Inc. a company registered under the laws of Nevada, United States with registration number E0265902008-9 and having its registered office address at 4100 Neil Road, Suite 500, Reno, Nevada 89511, United States which shall be referred to, in this Agreement as "the Licensee".

THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:

PREAMBLE

The Licensor has created a 3d animated series of 20 episodes, titled "Save your Planet" ("The Series"). The Series presents and explains the world's pressing ecological problems, in order to raise ecological awareness of children.

The Licensor is the sole owner and right holder of all and any IPRs upon the Series and upon all technology, designs, logos, animations and materials related to the Series, excluding any music works incorporated within the Series .

The Licensee is interested in obtaining a non-sublinceable, royalty-bearing license authorizing the use of the Licensed Property and related IPRs, as defined below, in order to develop, market, distribute and sell Video Game(s) ("Derivative Products" or "Licensed Products") which shall be based upon the Series.

Licensor and Licensee have express the interest and agree to add Licenees' idea and IP with the title How Things Work or under any other similar title as part of the Video Games.

ARTICLE 1. DEFINITIONS

Wherever used throughout this Agreement, the following words and phrases shall have the following meanings:

(a) "License" shall mean the license of rights granted hereunder to Licensee by Licensor.

(b) "Licensed Property" shall mean 3d animations, illustrations, characters, names, action, sequences, story boards/story lines, themes, sound bites, titles, artwork, trademarks (registered or unregistered), trade names, names, logos and any other possible work or material associated with the aforementioned Series as created and developed by Licensor and as appearing in the videos of the Series, created by the Licensee. Licensed Property also includes all and any material and IP rights thereupon as they shall be developed by the Licensor according to the "Collaboration" process to be initiated between the contracting parties according to Article 2 of the present Agreement. It is mutually agreed that any music works incorporated within the Series and any IPR related to the said music works, are not included within the term "Licensed Property".

(c) "Work" shall mean all and any Copyrighted material included in the Licensed Property

(d) «Licensed Products" or "Derivative Products" shall mean a line of mobile/tablet/PC application video games to be distributed via google play, apple store, or any other distribution or retail shop channel.

(d) Licensee shall mean 3d Pioneer Systems, Inc. and all its successors and permitted assigns

(e) Licensor shall mean Mr Anastasios Kotsiras and all his successors and permitted assigns.

(f) Territory shall mean every country throughout in the World.

(g) Licensed Term shall mean the Term stipulated in Article 2.3 below.

ARTICLE 2. COLLABORATION OF THE CONTRACTING PARTIES

The parties to this Agreement agree to collaborate for the production of the Licensed Products as follows:

2.1 Licensee's obligations:

The Licensee shall be responsible for the production of the Licensed Products (video games), bearing all and any costs and expenses of production, and undertakes the obligation to proceed to the effective and lawful production, promotion, advertising and sale of the Licensed Products, according to the terms and conditions of this Agreement.

The Licensee's obligations include but are not restricted to:

(a) Production of the Derivative Products

(b) Publishing of the Derivative Products

(c) Product Management of the Derivative Products

(d) Overseeing of the developing progress and budget, including public relations, schedule and budget maintenance, quality assurance, beta test management, localization, game timelines, roadmap and planning.

(e) Conclusion of contracts with any employees/contractors and any other third party needed in order to produce the Derivative Products (3d artist when needed, Game programmer- Software engineer who develop mobile game's codebase, Sound engineer, music, sounds effects and voiceovers)

(f) Game's testing (on multiple mobile/tablet platforms and mobile sets/tablets)

(g) Marketing research and strategy and implementation of promotion and advertising plan.

(h) Lawful acquisition of all necessary IP and licenses, including payment of mechanical rights, and/or performing rights to all and any collecting society (of authors and/or right-holders of neighbouring rights). When Collecting Societies do not exist, then Licensee shall pay any right-holder directly.

(i) Game monetization strategy and implementation.

(j) Contracts and agreements with 3rd parties.

(k) Advertisement

(l) Distribution

(m) Sales

2.2 Licensor agrees to collaborate with Licensee in the Production of the Video-Games by providing Licensee with the following services/materials:

(a) Provision of materials related to the Licensed Property as necessary for the use and incorporation of Licensed Property elements in the production process (e.g. provision of copies of the Series, of the designs, of illustrations and logos, of technological parameters useful for the adaptation and programming process).

(b)  Design of the video-games' concept and storyboard design for each video game

(c) Design of 3d characters and background visual elements for each video game

(d) Design of Game level's background for each video game

(e) Creative consultation with respect to the creation, development and appearance of the Derivative Products.

The business goal of the parties' collaboration and IP license is the production of 10 Derivative Products (video games) per year. Each party shall make its best efforts in order for such a goal (as may, from time to time be modified by the parties) to be achieved.

2.3 All Derivative Products shall be approved by Licensor and no such Product can be launched without prior approval of its form and content by the Licensor, which cannot be unreasonably withheld by the Licensor. Licensor has the right to ask for reasonable alterations in the form and content of the Derivative Products during all stages of its production and Licensor undertakes the obligation to provide all necessary information and materials (e.g. additional designs, translations, adaptation materials) during all production stages, in order for Licensor to be able to exercise his aforementioned rights. Licensor declares and warrants that the Derivative Products shall be compatible with the overall original concept of the Series and shall not deviate from qualitative standards pertaining to the quality of the Series and the Licensed Property.

ARTICLE 2. GRANT OF LICENSE

2.1 Licensor hereby grants to Licensee and Licensee hereby accepts for the Term of this Agreement, a license to use the Licensed Property solely for the purpose of or in connection with the development, manufacture, distribution and sale of Video Games (Derivative Products) solely for retail sale and on-line distribution, throughout the Territory;

The license hereby granted by the Licensor to the Licensee is extended to the following rights, granted to the Licensee solely for the purposes/uses described above (development, manufacture, distribution and sale of Video Games) and more specifically:

a) the fixation and direct or indirect, temporary or permanent reproduction of the Works, by any means and in any form, in whole or in part

 b) translation of the works,

c) the arrangement, adaptation or other alteration of the Works,

d) the distribution to the public of the Works, in any form by sale or otherwise

e) the rental or public lending concerning the original or copies of the Works,

f) the broadcasting or rebroadcasting of small extracts of the Works, to the public by radio and television, only for advertising reasons related to the Derivative Products,

g) the communication to the public of the works, by wire or wireless means or by any other means, including the making available to the public of the works, in such a way that members of the public may access these works from a place and at a time individually chosen by them.

2.2 Without prejudice to article 2.4 below, the License granted herein is an exclusive license with respect to the Licensed Products (excluding any and all industrial property rights, which are granted on a non-exclusive basis), in the Territory during the Term, in the sense that Licensor cannot and shall not grant any License to any other natural person or legal entity for the specific purposes set out in this Agreement (development, manufacture, distribution and sale of Video Games). Licensor reserves every right to exploit the Licensed Property and all IPRs thereupon, for all and any other purposes/ways/means than these set out in this agreement, whether commercial or not.

2.3 The term of this Agreement ("Term") shall be for a period of five (5) years, commencing on August 1st 2014 and expiring on August 1st 2019, unless earlier terminated in accordance with the provisions of this Agreement. Both parts can renew this agreement for additional 5 years.

2.4 Licensor's Industrial Property rights: The present license as regards to any industrial property rights related to the Series (e.g. trademarks, names, logos, designs, etc), is an exclusive one but only for the production of video games as is set for the purposes of the current agreement. Licensee further understands and agrees that no rights are granted to use any of the other trademark(s), logo(s) or copyrights owned by Licensor other than those specifically set forth above in the Licensed Property, it being understood that all rights in and to said IPRs are reserved exclusively to Licensor for its own use and/or licensing to third parties. Nevertheless, the Licensor, undertakes the obligation not to license the aforementioned industrial rights to any third person for the purpose of development, manufacture, distribution and sale of Video Games.

Licensee shall utilize the name, marks, trademarks and logo artwork provided by Licensor for inclusion on the Licensed Products, in such manner as Licensor shall designate. Trademarks, names, logos, and any industrial property rights in general developed by Licensor and connected to the Licensed Property, is and shall be Licensor's sole Property. All relative filings and registrations may be made solely by Licensor at his discretion.

The Name & Logo of the Video Games may be changed or replaced with the mutual agreement of both parties from time to time during the Term hereof.

All possible new (non existing as part of the Licensed property as is at the date of signing of this Agreement) or future trademarks associated with the Derivative Products per se, shall be jointly owned (50% ownership for each party) by the contracting parties. Filing and registration of such trademarks shall be made jointly by the contracting parties. Licensee has the right to use the portion (Licensor's 50%) of the said trademarks owned by Licensor, for the uses set forth in this Agreement, under the terms and conditions of this Agreement. Licensee has all the rights reserved on his portion (Licensee's 50%).  Licensee has the right for filing and register as its own IP property as patents, trademarks, copyrights or other intellectual property rights which are related to Licensee's own separate contribution in the production of the Derivative Products.

3. Consideration

In full consideration for the rights, licenses and privileges granted to Licensee hereunder, Licensee shall pay to Licensor the following royalty payments:

3.1 Royalties. Licensee shall pay to Licensor a royalty equal to 50 percent (50%) of the Net Sales (as hereinafter defined) of all Licensed Products by Licensee, its affiliates, subsidiaries and/or distributors. The term "Net Sales" shall mean all monies billed or billable by Licensee, from the exercise of its rights to distribute, advertise, marketing and sell Licensed Products in the Territory before any allowances or discounts which have been deducted from the normal selling price, and any other payment charges whatsoever, less the following items only:

(a) any sales, excise or value added taxes, which are separately stated, and which are required to be collected from customers as part of Net Sales, and which are payable to taxing authorities;

(b) quantity discounts;

No deduction shall be made for any bad debts, or any reserves therefore, any manufacturing costs, any payments to collecting societies, importing costs, selling costs, advertising costs, real estate taxes, business license taxes, net income taxes, franchise taxes, withholding taxes or any other taxes not billed as part of Net Sales. Licensee will pay all relative taxes, customs, duties, assessments, excise etc.

3.3. Bonus. 3D Pioneer shall issue and allot  to Licensor 75,000 shares of its common stock for each $1,000,0000 USD in net profits derived from the sale or lease of the Products.

3.4 Reporting and date of Payment.

Royalties shall be payable in a period of 15 days concurrently after every monthly detailed Royalty reports, which Licensee is obliged to provide to Licensor on the last day of each calendar month. In the event Licensee fails to do so, Licensor shall have the right to terminate this Agreement, in accordance with the provisions of Article………………………… herein, without prejudice to any compensation rights of Licensor. Royalties payments date can possible change only if the distribution channel clearing accounts method (as google play, apple store etc.) is in a different time frame. In that case and from time to time during
The receipt or acceptance by Licensor of any of the Royalty Reports furnished pursuant to this Agreement or of any payments made hereunder (or the receipt of any wires paid hereunder) shall not preclude Licensor from questioning its accuracy and in the event that any inconsistencies or mistakes are discovered in such Royalty Reports or payments.

3.5 Records.  Licensee shall maintain (or make available at such address upon Licensor's request) at its expense, detailed, accurate, full and complete records and books of account covering all transactions by it relating to this Agreement, and Licensor and its duly authorized representatives shall have the right, during normal business hours, and no later than thirty (30) days from written notice, to examine and/or audit such records and books of account and all other documents and materials in the possession or under the control of Licensee relating or pertaining to the subject matter or provisions of this Agreement and to make copies and/or extracts there from for purposes of the audit only.

4. Reservation of Rights  and other IP related obligations of Licensee and Licensor

4.1 Licensor reserves all rights not expressly conveyed to Licensee hereunder, and Licensor may grant licenses to others to use the Licensed Property, artwork and textual matter in connection with other uses, services and products without limitation, except video games and as is set forth in the current agreement.

4.2 Notwithstanding anything to the contrary stated herein, Licensor, for itself and its affiliates, specifically reserves the right, without limitation throughout the world, to use, or license any third party to use the Licensed Property for the marketing, promotion, manufacture, distribution and sale of products other than the Licensed Products, including (but not reserved to) without limitation for sale through any catalogue(s) produced or distributed by or on behalf of Licensor or its affiliates, or for sale or distribution in any theaters or for sale or distribution in connection with any home video product, including DVD or other formats etc.

4.3 Representations of Ownership, etc.  Licensee shall not in any manner represent that it has any ownership in the Licensed Property, or in any trademarks or copyrights included in the Licensed Property (or registrations) or associated with the property, but may, only during the Term of this license, represent that it is a "licensee" or "official licensee" hereunder.

Licensee shall not register or attempt to register any copyright or trademark in the Licensed Property or associated with the Licensed Property, in its own name or that of any third party, nor shall it assist any third party in doing so, unless are patents, trademarks, copyrights or other intellectual property rights which are related to Licensee's own separate contribution in the production of the Derivative Products.
Furthermore, all new (non existing as part of the Licensed property, as is at the date of signing of this agreement) or future trademarks associated with the Derivative Products per se, shall be jointly owned (50% ownership for each party) by the contracting parties. Filing and registration of such trademarks shall be made jointly by the contracting parties. Licensee has the right to use the portion (Licensor's 50%) of the said trademarks owned by Licensor, for the uses set forth in this Agreement, under the terms and conditions of this Agreement. Licensee has all the rights reserved on his 50% portion.

4.4.  Licensee agrees that nothing contained in this Agreement shall give or assign Licensee or any other person or entity any right, title or interest in the Licensed Property, or in any properties owned by Licensor which are not licensed hereunder, except the right to use the Licensed Property specifically in accordance with the provisions of this Agreement;

Licensee shall remain the owner of all Licensee's patents, trademarks, copyrights or other intellectual property rights which are related to Licensee's own separate contribution in the production of the Derivative Products. Licensee is allowed to use in any way and/or by any means any IPR created by him based on the Licensed Property, without Licensor's prior written consent.

4.5   The name of the Licensor shall appear/credited in the Video Games in a distinct way so as to indicate that Licensor is the "creator" of the concept, story line, design, characters etc. of the Video Games. In any way Licensee shall always ask for Licensor's prior written approval of any and all credits incorporated within the Licensed Products.

ARTICLE 5 - TERMINATION

5.1 Termination and expiration of the contract.

Either party may terminate the Agreement upon material breach of the other party, with 30 days written notice to cure, including failure to perform obligations of the collaboration.

5.2 Effect of Termination.

5.2.1 Reversion of Right.  Promptly upon the expiration or termination of this license for any cause whatsoever, all the rights granted to Licensee hereunder shall cease and revert to Licensor, who shall be free to license others to use any or all of the rights granted herein effective on and after such date of expiration or termination.  In addition, upon and after such expiration or termination of this license for whatever reasons, Licensee will, forthwith refrain from further use of the Licensed Property or Licensor's name, or any further reference to any of them, direct or indirect, or of anything deemed by Licensor to be similar to the Property.

5.2.2 3D Pioneer IP. Upon termination Licensee remain the owner of all Licensee's patents, trademarks, copyrights or other intellectual property rights which are related to Licensee's own separate contribution in the production of the Derivative Products. Licensee is allowed to use in any way and/or by any means any IPR created by him based on the Licensed Property, without Licensor's prior written consent.

5.2.3 Return of Materials.  Upon termination or expiration of this Agreement for any reason whatsoever, Licensee shall return to Licensor all materials related to the Licensed Property or, at Licensee's option, furnish to Licensor an affidavit attesting to the destruction of said Property, and all adaptations, compilations, modifications, translations and versions thereof, including but not limited to all reproductions and all artwork specially produced for Licensee by Licensor or others, and have not been paid by Licensee.

5.2.4 Use of already produced Video Games. Upon the termination of this Agreement Licensee has the right to continue distribute, advertise, marketing and sale the already produced Video Games by both parties collaboration and should keep compensate the Licensor accordance with the provisions of Article 3.  In that case the provision of Article 3 paragraph 3.3 is ceased and Licensee is release of the obligation of the bonus.

5.2.5 No Release.  The termination or expiration of this license shall not release Licensee of any obligation to pay any monies that are owed or are owing to Licensor or arose out of any transaction prior to the date of termination or expiration.

6. INDEMNIFICATION

6.1 Indemnification of Licensor.  Licensee shall defend, indemnify and hold Licensor harmless of, from and against any charges, suits, actual damages, costs, expenses (including reasonable attorneys' fees), judgments, penalties, claims, liabilities or losses of any kind or nature whatsoever, which may be sustained or suffered by or secured against Licensor in connection with the Licensed Products, or based upon or arising out of any actual or alleged unauthorized use of any patent, trade secret, process, idea, method or device, or any copyright or trademark, other than under this license, or the distribution, promotion, sale or exploitation of the Licensed Products, any actual or alleged defect in the Licensed Products, including failure of said Licensed Products or their development, distribution, promotion, sale or exploitation to meet any applicable laws or standards.

7. GENERAL

7.1 Integrity of Agreement.  This Agreement and the Service Agreement contain and embodies the entire Agreement and understanding of the parties concerning the subject matter hereof and supersedes any former documents or agreement between the parties. No warranties, representations, understandings, inducements, promises, guarantees, agreements or conditions, express or implied, not expressly contained herein, have been made or shall be enforceable by either party concerning the subject matter hereof or any relationship between the parties.  Nothing contained herein shall be deemed an express or implied warranty on the part of Licensor that efforts to gain copyright, trademark or service mark registration will be successful, or that the Property has or will in the future have any commercial value, and it is understood that no liability shall attach to Licensor for any failure to secure such registration, nor shall there be any modification hereof for such reason.

7.2 Relationship Between the Parties.  The relationship between the parties hereto is that of licensor and licensee, and this Agreement is not to be construed as creating a partnership, joint venture, master-servant, principal-agent, or other relationship for any purpose whatsoever.  Except as be expressly provided herein, neither party may be held liable for the acts either of omission or commission of the other party, and neither party is authorized to or has the power to obligate or bind the other party by contract, Agreement, warranty, representation or otherwise in any manner whatsoever.

7.3 Assignment or Sublicense.  This Agreement and the license rights granted hereunder are personal to Licensee and shall not in any manner whatsoever be assigned, sublicensed, hypothecated, mortgaged, divided or otherwise encumbered by Licensee to or with any other person or entity other than to Licensee's subsidiaries. Such assignment by Licensee shall not release Licensee from any of its obligations or liabilities hereunder.  This Agreement and the provisions hereof shall be binding at all times upon and inure to the benefit of the parties hereto, their successors and permitted assigns.  Any attempted assignment in violation of the provisions hereof shall be void ab initio and the assignee shall obtain no rights by reason thereof.

7.6 Construction and Jurisdiction This Agreement shall be construed in accordance with the laws of Greece without recourse to the conflict of law principles of such jurisdiction. Any dispute arising out of the provisions of this Agreement, their construction, or the breach thereof, which cannot be settled amicably, shall be submitted to the exclusive jurisdiction of the Courts of the City of Athens, according to the Greek Laws.

The effective date of this agreement is August 1, 2014.

Licensor

/s/ Tassos Kotsiras
______________________________
Tassos Kotsiras

3D Pioneer Systems, Inc./ Licensee

/s/ Alexandros Tsingos
______________________________
Alexandros Tsingos
CEO